Exhibit 99.1

Cutera, Inc.’s Special Committee Updates Stockholders on Its Recent Steps to Protect Stockholder Interests

Highlights Former Executive Chair J. Daniel Plants’ Misleading Claims and Self-Serving Agenda to Seize Control of the Company Without Paying a Control Premium and Install Himself as CEO

BRISBANE, Calif. – April 17, 2023 – The Special Committee of the Board of Directors (the “Special Committee”) of CUTERA, INC. (the “Company”) (Nasdaq: CUTR), a leading provider of aesthetic and dermatology solutions, today issued an open letter to stockholders.

The full text of the letter is as follows:

Dear Fellow Stockholders,

We are writing to you as five independent directors on the Cutera, Inc. Board of Directors (the “Five Independent Directors”)1 and as fellow stockholders of this promising company.

We want to be sure you have the facts about our efforts to protect your interests and the actions of the former Executive Chairman, J. Daniel Plants, to serve, by contrast, his own interests at the expense of stockholders.

Let us start by acknowledging that we serve on the Board at your pleasure and as your fiduciaries. We are elected each year by you and embrace the accountability that comes from knowing we are your representatives.

As you may know, Mr. Plants is seeking to remove us as directors at a Special Meeting of Stockholders. As you would expect, we have facilitated the scheduling of that meeting so that Cutera stockholders may consider Mr. Plants’ perspectives and his proposals. That said, the five of us are confident that all our actions have served stockholder interests and that, once you have been provided with the background to the current and unfortunate situation, you will agree.

The Board Decided to Replace David Mowry as CEO Due to Poor Execution and Ineffective Leadership

One of the most important responsibilities of any board is to ensure that the company has the right leadership to execute its strategy. While the Board recognizes and respects the strong relationships that David Mowry, then our Chief Executive Officer, has built with both our customers and our sales organization, during 2022, it became apparent to the Board that he was neither executing well nor enabling the Company to capitalize on its significant opportunities.

The Board, including Mr. Plants, was concerned about Mr. Mowry’s ability to build and retain a world-class executive team. Then, as a Board, we concluded that Mr. Mowry had not effectively executed the limited commercial rollout of our AviClear solution in the Fall of 2022. In our view, Mr. Mowry failed to appropriately train and incentivize our sales teams, accurately forecast

[1]	As Interim CEO, Ms. Hopkins is not considered to be an independent director of the Board of Cutera while serving in this capacity.

demand and usage, or precisely develop commercial terms that our customers would accept. These missteps were unforced errors that diminished our confidence in Mr. Mowry’s ability to execute our attractive AviClear strategy.

In the months that followed, Mr. Mowry was not able to develop a budget for the business that was grounded on supportable assumptions in a timely fashion, and the budget process dragged into the new year. The Company’s inability to execute well was evident even from the outside; for example, Cutera filed its Form 10-K late.

As a Board, including Mr. Plants, we determined that we needed to hire a new Chief Executive for the Company and ramped up that process in late 2022.

Mr. Plants Desires to be Named CEO and Effectively Seize Control of the Company without Paying a Premium

Mr. Plants, who had been serving as our Executive Chairman, expressed a strong desire to be named Cutera’s new CEO. (This was not the first time he had expressed such a desire; he had previously sought the role in 2020.) Despite the fact that Mr. Plants had never served as a CEO of an operating company, or in any other operating or executive position for that matter, the Board duly considered his interest.

For months, beginning in late 2022, three directors of the Board, including two of the Five Independent Directors and Joseph Whitters (another Cutera director with whom Mr. Plants has frequently collaborated at other companies), once again negotiated in good faith with Mr. Plants. However, it became apparent during our discussions that Mr. Plants was far more interested in his own personal enrichment than in leading the Company for the benefit of all stakeholders.

Mr. Plants sought compensation that was significantly higher than the pay package we had in place with Mr. Mowry and, our compensation consultant noted, would have immediately made Mr. Plants – a first-time CEO with no operating experience – one of the highest-paid executives in our peer group. Moreover, Mr. Plants sought off-market terms for governance that would have impaired the Board’s oversight and demanded significant change-of-control payments and upfront awards of equity.

The Five Independent Directors were surprised and disappointed by Mr. Plants’ persistent demands for special treatment in matters of company policy, compensation and governance. But we found those conversations with Mr. Plants to be revelatory: while Mr. Plants vigorously negotiated matters of compensation and personal privilege, he showed little concern for the cultural impact his demands for special treatment would likely engender. His focus was overwhelmingly on compensation and much less on developing a plan for the Company. In our experience, those are not the qualities or focus of great leaders.

The Board Decides to Hire an External Candidate and Mr. Plants Is Seeking Revenge

So, even as Mr. Mowry announced to the Board on February 22, 2023, that he was thinking about retiring as CEO given the strains of the job, the Board concluded Mr. Plants was not the appropriate permanent replacement.

As a result, Mr. Plants (according to information shared by Mr. Mowry) stopped showing up at the Company and pulled back from his duties as Executive Chairman, further validating his lack of regard for either his fiduciary duties or the welfare of the stockholders.

Over the ensuing period, Mr. Plants did everything he could to try to frustrate and delay the Board’s search process. And now, to exact retribution and further his own self-serving agenda, Mr. Plants is seeking to remove the Five Independent Directors who refused to let Mr. Plants strong-arm the Board into appointing him CEO.

In all events, Mr. Plants and Mr. Mowry have now published a series of public communications that blatantly mischaracterize Board deliberations in violation of their employment agreements and in breach of their fiduciary obligations as directors and officers under Delaware law. Mr. Plants and Mr. Mowry have been terminated for this misconduct.

The Path Forward

Mr. Plants is seeking to remove the Five Independent Directors, without cause. In our view, his goal is to create vacancies on the Board that he can then fill with hand-picked replacements who will, in turn, appoint Mr. Plants CEO. We think it would be a mistake for stockholders to give Mr. Plants that role, but he will have a chance to make his case to stockholders in June at the Special Meeting of Stockholders. While we regret the disagreements, we welcome the debate.

For our part, we believe Cutera’s next CEO should be an experienced operating executive who has uncompromising standards and the background to effectively execute the Company’s AviClear strategy and spearhead the pursuit of additional growth opportunities. We are committed to running a thorough but expeditious CEO search process to identify that candidate. To help us do so, we have retained a leading executive search firm.

In the meantime, the Board has appointed Sheila A. Hopkins as Interim CEO. While Ms. Hopkins is an accomplished executive, neither she nor any other of the Five Independent Directors is being considered for the role of permanent CEO. Ms. Hopkins intends to remain Interim CEO only until the Board appoints a successor, and no longer. To be clear, the only member of Cutera’s Board who has ever sought a permanent executive role at the Company is Mr. Plants.

Since stepping into the role of Interim CEO just a few days ago, Ms. Hopkins has been focused on stabilizing the organization. She has met with the leadership team and other employees. It is clear they share our enthusiasm for the AviClear strategy and are focused on executing.

The Five Independent Directors have full confidence in the foundational strength of the business, including the integrity of the Company’s financial statements. Ms. Hopkins expects to report First Quarter 2023 results in a timely manner in May, and the Cutera executive team will provide updated observations about our exciting opportunities and projected performance at that time. As directors, we remain as enthusiastic about the business as ever.

Our Commitment

We embrace our role as fiduciaries for stockholders and are committed to doing right by you, even when it is uncomfortable or complicated for us. Our mission is clear: maximize the value of Cutera for its stockholders by ensuring the Company is pursuing the right strategy with the right leadership team.

We will not waver from that mission, no matter how many false accusations are thrown our way.

The Five Independent Directors welcome stockholder feedback and look forward to engaging further over the coming weeks.

Until then, we will continue to work tirelessly on your behalf.

Sincerely,

The Five Independent Directors

Additional details will be made available in the Company’s definitive proxy statement to be filed with the SEC in connection with the Special Meeting. Stockholders are not required to take any action at this time.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of aesthetic and dermatology solutions for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that harness the power of science and nature to enable medical practitioners to offer safe and effective treatments to their patients. For more information, call +1-415-657-5500 or 1-888-4CUTERA or visit www.cutera.com.

Additional Information and Where to Find It

The Company will file a proxy statement on Schedule 14A, an accompanying white proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders for such meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of any definitive proxy statement of the Company, an accompanying white proxy card, any amendments or supplements thereto and other documents filed by the Company with the SEC when they become available at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” subsection of the Company’s Investor Relations website at http://ir.cutera.com or by contacting the Company’s Investor Relations Department at IR@cutera.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The Company and certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at such special meeting of stockholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers is included in the Company’s Proxy Statement on Schedule 14A for its 2022 annual meeting of stockholders, filed with the SEC on May 2, 2022, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 7, 2023, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the definitive proxy statement for the Company’s special meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

Statements contained in this press release which are not historical facts, such as those relating to future events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Cutera undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Investors should consult further disclosures and risk factors included in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Registration Statement on Form S-8 and other documents filed from time to time with the SEC by Cutera.

Greg Barker

VP, Corporate FP&A

415-657-5500

IR@cutera.com

Nick Lamplough / Rachel Goldman

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449